UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K/A

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended May 31, 2017

Green Leaf Investment Fund, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00046

Nevada	47-4128000

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

340 W. 42nd St, FL 2, P.O. Box 2455 New York, NY	10036

(Address of principal executive offices)	(Zip Code)

631-991-5461

Registrant’s telephone number, including area code

Common Stock, par value $0.0001

(Title of each class of securities issued pursuant to Regulation A)

Note: This amendment is being filed to add “Note 6- Income Taxes,” to amend particular language in note 2 of the “notes to the financial statements,” and to add the word “consolidated” prior to the heading of each table present in the financial statements.

In this Annual Report, references to “Green Leaf Investment Fund, Inc.”, “Green Leaf”, “we,” “us,” “our,” or the “company” mean Green Leaf Investment Fund, Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

Item 1. Description of Business

Corporate History:

Green Leaf Investment Fund, Inc., FKA Weed Real Estate, Inc., (the Company), is a developmental stage company incorporated under the laws of the State of Nevada on May 5, 2015.

On May 6, 2015, Douglas DiSanti was appointed as President, Chief Executive Officer, Chief Financial Officer, and Director.

On May 10, 2015, the Company issued 62,500,000 shares of its $.0001 par value common stock to its CEO.

On May 10, 2015, the Company issued 2,000,000 of its $.0001 par value preferred stock to its founding shareholder. The preferred has a 20:1 voting right compared to common stock.

On June 13, 2015, the Company issued 2,000,000 restricted shares of its $.0001 par value common stock to ETN Services, LLC.

On August 29, 2016, the Company issued 1,000,000 restricted shares of its $.0001 par value common stock to Stonebridge Advisors, LLC.

On October 18, 2016, Douglas DiSanti resigned as our Chief Financial Officer. On the same day our Board of Directors and majority shareholder’s approved to and appointed John Prettitore as the Company’s Chief Financial Officer, and Patrick O’ Donnell as the Company’s Chief Operating Officer.

On October 18, 2016, the company issued 500,000 of its $.0001 par value preferred stock to its new Chief Financial Officer, John Prettitore. The preferred has a 20:1 voting right compared to common stock.

On October 18, 2016, the company issued 500,000 of its $.0001 par value preferred stock to its new Chief Operating Officer, Patrick O’Donnell. The preferred has a 20:1 voting right compared to common stock.

On October 24, 2016 the Board of Directors approved a name change from Weed Real Estate Inc. to Green Leaf Investment Fund, Inc.

On October 25, 2016 the company filed a Certificate of Amendment to our Articles of Incorporation in the State of Nevada to reflect the change.

On February 23, 2017, the authorized common stock was reduced from 500,000,000 shares to 200,000,000.

On February 27, 2017 Douglas DiSanti, our CEO, retired 55,500,000 of his 62,500,000 shares.

Business Information:

The Company is a developmental stage company that intends to provide facilities optimized for the potential cultivation of cannabis in compliance with laws and regulations mandated by U.S. states that allow the growth of cannabis (whether it be for medical or recreational use). Green Leaf Investment Fund, Inc. will be leasing growing space and related facilities to licensed marijuana growers and dispensary owners for their operations. Tenants will pay rent and other applicable fees to our Company for the use of the properties, all in compliance with applicable local and state laws and regulations.

Real Estate Leasing

Our real estate business activities primarily pertain to our plans regarding acquiring and leasing growing space and related facilities to licensed marijuana growers and dispensary owners for their operations. We expect these facilities will range in size from 5,000 to 50,000 square feet. These facilities will only be leased to tenants that possess the requisite state licenses to operate cultivation facilities. While the details of our leases have not been finalized, at this point in time, we have plans in include certain guidelines and stipulations that will permit the Company to continually evaluate the tenants’ compliance with all applicable laws and regulations. Green Leaf Investment Fund, Inc. will not be directly involved with the cultivation and growing of any cannabis, however, we will take the appropriate steps to ensure that now laws are being broken by our future tenants’ who utilize our future facilities for their operations.

In order to acquire and subsequently lease growing space and related facilities to marijuana growers and dispensary owners there are several regulations that must be taken into account. If we acquire a real estate location that does not allow, or is unsuitable for, the activities of growers and dispensary owners then we will not be able to use that real estate for our intended purpose. The Colorado Enforcement Division states that commercial cultivation of marijuana is regulated primarily by local governments under Amendment 64 to the Colorado state Constitution. The majority of local jurisdictions restrict cultivation facilities to industrial, agricultural, and/or commercial zones.

In addition, both the state and local governments have enacted regulations restricting the proximity of cultivation facilities to schools or other areas where children are likely to congregate. While zoning and setbacks vary in each locality, a number of Colorado jurisdictions impose setback requirements between cultivation facilities and schools. The statute governing medical marijuana requires that state-licensed medical cultivation facilities be more than 1,000 feet from any school park, child care, drug or alcohol treatment facility, or the main campus of a college, university or seminary, however the state allows local governments to vary these distance restrictions through rule or regulation, C.R.S. § 12-43.3-308(1)(a).

While Amendment 64 leaves it entirely up to local governments to regulate state-licensed recreational marijuana establishments, many localities impose these same restrictions. Most of these regulations include setbacks from schools, daycares and drug treatment facilities, as well as limiting the use to industrial, agricultural and commercial zones. A number of jurisdictions also include setbacks from residential areas and requirements that cultivation facilities be equipped with an odor-mitigation filtration system so as to minimize any potential nuisance. Due to the various restrictions and regulations that pertain to cultivation facilities we will have to evaluate each potential property based on both state and local laws and regulations due to the fact that there may be some deviation in regulations depending upon the location.

The Company intends to follow all applicable laws and regulations and to ensure that we are in complete compliance. Green Leaf Investment Fund, Inc. will contact the Enforcement Division prior the purchase of a property so that the facility can be inspected by the Division to be sure it is in full compliance. Once the property is cleared by the Colorado Enforcement Division that is in full compliance with State laws, the company will move ahead with the purchase of the building.

Competition

We are involved in a highly competitive industry where we compete with many companies who offer to lease locations comparable to those that we intend to offer. There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names. As a result, potential competitors could duplicate our business model with little effort. Some of our potential competitors may have significantly greater resources than we have, which could include existing real estate, which may make it difficult for us to compete. There can be no assurances that we will be able to successfully compete against these other entities.

Future Plans

Green Leaf Investment Fund, Inc. intends to begin the process of identifying and subsequently acquiring our first warehouse building within the next twelve month period. The Company intends to have a lease-in-place immediately upon acquisition in order to begin generating cash flow as quickly as possible following the acquisition. Approximately six months after the first acquisition, the Company intends to leverage the property with a hard money lender to purchase a second property. Our goal is to have two properties under management with long term leases in place by the end of 2018.

Employees

As of August 31, 2017 we have three part time employees, all of which are our officers and or directors.

Currently, our officers and directors have the flexibility to work on our business up to 25 to 30 hours per week, but are prepared to devote more time if necessary.

We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Green Leaf Investment Fund, Inc., a Nevada corporation:

Our total assets as of May 31, 2017 are $0. Our cash balance is $0. Our cash balance is not sufficient to fund our limited level of operations for any period of time. We have been utilizing, and may continue to utilize, funds from Douglas DiSanti, our Chief Executive Officer, who has informally agreed to provide funds to allow us to pay for professional fees and related operating costs in the event that the Company has insufficient funds. Mr. DiSanti does not have any formal commitment, arrangement or legal obligation to advance and/or loan funds to the company.

In order to implement our plan of operations for the next twelve-month period, we require a minimum of $300,000 of funding. We seek to obtain this funding pursuant to our qualified Regulation A+ offering (deemed qualified on July 21, 2016).

The company plans to provide real estate leasing services to the regulated cannabis industry within the United States. It is imperative to note that the company will only lease property to licensed marijuana growers and dispensary owners in the states where the growth of marijuana has been legalized. The company plans to provide complete turn-key facilities to these outside parties who can then utilize the property to further their own business operations. Green Leaf Investment Fund, Inc., does not, and will not, grow, harvest, distribute or sell marijuana or any substances that violate the laws of the United States of America. The role of the company will be to simply acquire warehouse/retail properties that are ideally suited for marijuana growers, with all the features and amenities that any top of the line grower would require, and then lease this property to interested parties in order to make a profit.

On November 9, 2016 we, “the company”, Green Leaf Investment Fund, Inc., formally known as “Weed Real Estate, Inc.” acquired 100% of the membership interest of both Bud Properties LLC and Stocks Marijuana LLC. Both entities are now our wholly owned subsidiaries. These entities are both Florida Limited Liability Companies. The ownership interest of the entities was gifted to the Company by the Company’s Chief Executive Officer, Douglas DiSanti. Douglas DiSanti previously controlled 100% interest in both entities.

The Twelve Months Ended May 31, 2017

Revenue: We had no revenues during the twelve months ended May 31, 2017 or since our inception May 5, 2015.

Operating Expenses: Operating expenses for the twelve months ended May 31, 2017 were $64,159. For the twelve months ended May 31, 2016 they were 7,066. The variance is due to increased professional fees for the twelve months ended May 31, 2017.

Net Loss: Net loss for the twelve months ended May 31, 2017 was $64,159 and was comprised primarily of professional fees and general operating expenses. The Net loss for the twelve months ended May 31, 2016 was $7,066 and was comprised of general operating expenses.

Liquidity and Capital Resources

We had total assets (including cash) of $0 as of May 31, 2017. Our capital needs have been met by our Chief Executive Officer Douglas DiSanti. We will have additional capital requirements during 2018. We do not expect to be able to satisfy our cash requirements through revenue generated in the near term, and therefore we will attempt to raise additional capital through the sale of our common stock. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely, to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout management's Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

The Company’s stock based compensation was $200 for the twelve months ended May 31, 2017 and $0 for the twelve months ended May 31, 2016.

Item 3. Directors, Executive Officers, and Significant Employees

Biographical information regarding the officers and Directors of the Company, who will continue to serve as officers and Directors of the Company are provided below:

NAME	AGE	POSITION
Douglas DiSanti	28	President, Chief Executive Officer, Director
John Prettitore	30	Chief Financial Officer
Patrick O’ Donnell	28	Chief Operating Officer

Douglas DiSanti, Age 28, President, Chief Executive Officer, Director

Over the last five years Douglas DiSanti, CEO and sole board member has been heavily involved in the commercial real estate industry. On June 1, 2011 he held a position at the major commercial real estate company Reis, Inc. that is publicly traded on the NASDAQ as a commercial Real Estate Research Analyst. In that position, he gathered market data for multi-family and warehouses all throughout the country. After researching this information, he would compile packages which were then purchased by major banks that included market data such as average rent, sale prices, occupancy, cap rates etc. for these buildings throughout the country.

On August 6, 2012, Douglas began Underwriting for one of the largest commercial real estate banks in the country, New York Community Bank. As a commercial Real Estate Underwriter he underwrote multi-family, warehouse, retail/office, co-ops, condominiums, residential and construction projects. While in that position, he underwrote approximately $1.5 billion dollars in commercial real estate loans and put together executive summaries which were presented at committee for approval. The executive summaries included analyzing the cash flow of the property and Loan to Value to make sure that the cash flow in place would be sufficient to support the mortgage. He also went through tax returns, Personal Financial Statements and real estate experience for each borrower which was included in the summary. Also included in the executive summaries were the pre-payment penalty for each loan and the structure of the loan. Lastly, Douglas also worked on modifications of existing loans, maturity extensions, escrow releases and monitoring existing loans to see how they were performing. On December 2, 2013, Douglas joined Community Federal Savings Bank as a commercial Real Estate Underwriter. He performed similar duties in this role as he did at New York Community Bank.

On December 28, 2014, Douglas joined another major commercial Real Estate Bank that is also publicly traded on the NASDAQ and has a strong international presence as well, Santander Bank. He was hired to be a commercial Real Estate Portfolio Manager; he is in charge of managing a portfolio consisting of approximately 350 commercial real estate loans; in excess of $1.5 billion dollars. The loans that he manages include multi-family, retail/office, warehouse and co-ops. He conducts yearly reviews on all of these loans. Those that are not performing up to the Bank's standards are presented to the executive management team so as to ascertain what the problem is with the subject loan. He also works on special escrow releases, undertakings, and maturing loans. In this roll, Douglas is analyzing every aspect of the loan from the income/expense statement, rent roll, LTV, DSCR, real estate taxes, Water and Sewer expenses, insurance coverages and any other expenses that the borrower is reporting.

Douglas DiSanti has extensive experience in the commercial real estate industry, as detailed above, which will allow him to properly find a building that would be a good investment for the company. He understands the challenges and risks involved when deciding what building would be ideal to purchase for the company. Douglas DiSanti, CEO of Weed Real Estate Inc. and sole board member completed his MBA on June 6, 2014 from Texas A&M - Commerce and his undergraduate degree from The College at Brockport on May 12, 2011, with a major in finance.

John Prettitore, Age 30, Chief Financial Officer

Mr. Prettitore has spent the past 12 years in the banking industry, with the majority of that time focused within the commercial real estate lending sector. Mr. Prettitore spent the early part of his commercial real estate career as an underwriter with New York Community Bank and during that time underwrote in excess of $1 Billion dollars in commercial real estate loans spread over hundreds of uniquely structured transactions. Mr. Prettitore currently works as a loan originator for a Suffolk Community National Bank. He evaluates properties with strong cash flows and experienced operators, closely analyzes the deal economics, and negotiates loan terms with borrowers and their brokers. As such, he has developed a strong relationship with some of the most prominent CRE Brokers in the NYC Metro area. He received his B.S. in business management from Farmingdale College.

Patrick O’ Donnell, Age 28 , Chief Operating Officer

Mr. O'Donnell has spent the last 10 years in the real estate industry, with a majority of that time solely focused on commercial real estate. Mr. O'Donnell has spent a majority of his career underwriting commercial real estate loans as well as structuring the terms to meet Bank guidelines with New York Community Bank. Over his career he has underwritten over 2.5 Billion dollars of commercial real estate loans. He now works for a Suffolk Community National Bank as an officer overseeing the lending department. Mr. O'Donnell excels in managing large teams and constructing budgets on a quarterly basis to make sure the bank meets their financial obligations. Mr. O'Donnell received both his B.S. in Finance and MBA from St. John's University.

Executive Compensation

For the fiscal year ended May 31, 2016, we compensated our executive officers and or directors as follows:

Name	Capacities in which compensation was received	Cash Compensation ($)	Stock Compensation ($)	Other Compensation ($)	Total Compensation ($)
Douglas DiSanti	CEO	$0	$0	$0	$0
John Prettitore	CFO	$0	$0	$0	$0
Patrick O’ Donnell	COO	$0	$0	$0	$0

For the fiscal year ended May 31, 2017, we compensated our executive officers and or directors as follows:

Name	Capacities in which compensation was received	Cash Compensation ($)	Stock Compensation ($)	Other Compensation ($)	Total Compensation ($)
Douglas DiSanti	CEO	$0	$0	$0	$0
John Prettitore	CFO	$0	$50	$0	$50
Patrick O’ Donnell	COO	$0	$50	$0	$50

Note: We do not compensate our officers and or directors for attendance at any meetings.

Item 4. Security Ownership of Management and Certain Securityholders

As of May 31, 2017 the Company has 10,000,000 shares of common stock and 3,000,000 shares of preferred stock issued and outstanding.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned (below % are rounded up)	Total Voting Percentage Beneficially Owned (below % are rounded up or down accordingly)
Executive Officers and Directors
Douglas DiSanti	7,000,000	70%	2,000,000	66.67%%	67.14%
John Prettitore	0	0%	500,000	16.67%	14.29%
Patrick O’ Donnell	0	0%	500,000	16.67%	14.29%
5% Shareholders
ETN Services, LLC	2,000,000	20%	-	-	2.86%
Stonebridge Advisors, LLC	1,000,000	10%	-	-	1.43%

We have no outstanding warrants or options. Our preferred stock has 20:1 voting rights compared to our common stock.

Item 5. Interest of Management and Others in Certain Transactions

On May 6, 2015, Douglas DiSanti was appointed as President, Chief Executive Officer, Chief Financial Officer, and Director.

On May 10, 2015, the Company issued 62,500,000 shares of its $.0001 par value common stock to its CEO.

On May 10, 2015, the Company issued 2,000,000 of its $.0001 par value preferred stock to its founding shareholder. The preferred has a 20:1 voting right compared to common stock.

On June 13, 2015, the Company issued 2,000,000 restricted shares of its $.0001 par value common stock to ETN Services, LLC.

On August 29, 2016, the Company issued 1,000,000 restricted shares of its $.0001 par value common stock to Stonebridge Advisors, LLC.

On October 18, 2016, Douglas DiSanti resigned as our Chief Financial Officer. On the same day our Board of Directors and majority shareholder’s approved to and appointed John Prettitore as the Company’s Chief Financial Officer, and Patrick O’ Donnell as the Company’s Chief Operating Officer.

On October 18, 2016, the company issued 500,000 of its $.0001 par value preferred stock to its new Chief Financial Officer, John Prettitore. The preferred has a 20:1 voting right compared to common stock.

On October 18, 2016, the company issued 500,000 of its $.0001 par value preferred stock to its new Chief Operating Officer, Patrick O’Donnell. The preferred has a 20:1 voting right compared to common stock.

On February 27, 2017 Douglas DiSanti, our CEO, retired 55,500,000 of his 62,500,000 shares.

We do not have a physical facility or office space however, our mailing address is 340 W. 42nd St, FL 2, P.O. Box 2455 New York, NY 10036.

Our founder, Douglas DiSanti has contributed $57,866 in expenses paid on behalf of the Company.

Item 6. Other Information

None.

Item 7. Financial Statements

Index to Financial Statements

Page(s)

Report of Independent Registered Public Accounting Firm	F2

Balance Sheets	F3

Statements of Operations	F4

Statements of Changes in Shareholders’ Deficit	F5

Statements of Cash Flows	F6

Notes to Financial Statements	F7-F8

-F1-

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Management of

Green Leaf Investment Fund

New York, NY

We have audited the accompanying consolidated balance sheet of Green Leaf Investment Fund (the "Company") as of May 31, 2017, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, and the related notes to the consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 31, 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements the Company has not established any source of revenue to cover its operating costs, has generated negative cash flow from operations, has significant negative working capital and an accumulated deficit and currently does not have sufficient available funding to fully implement its business plan. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC

Houston, Texas

-F2-

Green leaf investment fund, INC.

CONSOLIDATED Balance Sheets

	As of May 31,
	2017 (Audited)	2016 (Unaudited)
ASSETS
CURRENT ASSETS:
Related party receivable	$-	$11,843
Total Current Assets	-	11,843
TOTAL ASSETS	$-	$11,843

LIABILITIES AND STOCKHOLDERS' DEFICIT
Related Party Payable	$57,666	$-
Total Current Liabilities	57,666	-
TOTAL LIABILITIES	57,666	-

STOCKHOLDERS' EQUITY
Preferred Stock - 20,000,000 shares authorized; par value $0.0001 per share; 3,000,000 and 2,000,000 shares issued and outstanding as of May 31, 2017 and May 31, 2016, respectively	300	200
Common Stock - 200,000,000 shares authorized, par value $.0001 per share; 64,500,000 shares issued and outstanding as of May 31, 2016 and 10,000,000 at May 31, 2017	1,000	6,450
Additional paid-in capital	15,624	15,624
Accumulated deficit	(74,590)	(10,431)
TOTAL STOCKHOLDERS' EQUITY	(57,666)	11,843
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$-	$11,843

See accompanying notes to the financial statements.

 -F3-

Green leaf investment fund, INC.

CONSOLIDATED Statements of Operations

	For the Year Ended May 31,
	2017 (Audited)	2016 (Unaudited)

Revenue	-	-
Operating Expense	$64,159	$10,431
Loss from operations	(64,159)	(10,431)
Net Loss	$(64,159)	$(10,431)

Income (loss) per common share for continuing operations	$(0.00)	$(0.00)

Basic weighted average common shares outstanding	$51,048,077	$64,092,783

See accompanying notes to the financial statements.

-F4-

Green leaf investment fund, INC.

 CONSOLIDATED Statements of Changes in Shareholders’ Deficit

	Preferred Stock		Common Stock		Additional	Accumulated	Total
					Paid-in		Shareholders'
	Shares	Par	Shares	Par	Capital	Deficit	Deficit

Opening Balance, May 5, 2015 (inception)	-	$-	-	$-	$-	$-	$-
Common shares issued founder			62,500,000	6,250			6,250
Common shares issued for consulting services			2,000,000	200			200
Contribution of expenses					15,624		15,624
Preferred shares issued to founder	2,000,000	200	-	-			200
Net loss						(10,431)	(10,431)
Balance, May 31, 2016 (unaudited)	2,000,000	$200	64,500,000	$6,450	$15,624	$(10,431)	$11,843
Common shares retired by founder			(55,500,000)	(5,550)			(5,550)
Common shares issued for Consulting			1,000,000	100			100
Preferred shares issued to CFO & COO	1,000,000	100					100
Net loss						(64,159)	(64,159)
Balance through May 31, 2017	3,000,000	$300	10,000,000	$1,000	$15,624	$(74,590)	$(57,666)

See accompanying notes to the financial statements.

-F5-

   Green leaf investment fund, INC.

CONSOLIDATED Statements of Cash Flows

	For the Year Ended May 31,
	2017 (Audited)	2016 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Common shares issued for services	100	6,450
Preferred shares issued for services	100	200
Net income from continuing operations	$(64,159)	$(10,431)
Net cash used in operating activities	(63,959)	(3,781)

CASH FLOWS FROM INVESTING ACTIVITIES
Advance to related party	-	(11,843)
Net cash provided by (used in) investing activities	-	(11,843)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash advances from related party	63,959	-
Capital contributions	-	15,624
Net cash (used in) provided by financing activities	63,959	15,624
Net increase in cash	-	-
Cash, beginning of period	-	-
Cash, end of period	$-	$-

Supplemental information on non-cash transactions:
Retirement of common shares in exchange for payable	(5,550)	-

See accompanying notes to the financial statements.

-F6-

Green leaf investment fund, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS

Business Activity

Green Leaf Investment Fund, Inc., FKA Weed Real Estate, Inc., (the Company), is a developmental stage company, incorporated under the laws of the State of Nevada on May 5, 2015. The company plans to provide real estate leasing services to the regulated cannabis industry within the United States. The financial statements include the accounts of Greenleaf Investment Fund, Inc., as well as those of its subsidiaries Stocks Marijuana & Bud Properties, LLC.

On October 24, 2016, the Board of Directors approved a name change from Weed Real Estate Inc. to Green Leaf Investment Fund, Inc.

On October 25, 2016, the company filed a Certificate of Amendment to our Articles of Incorporation in the State of Nevada to reflect the change.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements conform to U.S. generally accepted accounting principles (GAAP). The company has elected May 31st as its fiscal year end. Intercompany accounts and transactions have ben eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Estimates are used when accounting for allowance for doubtful accounts, depreciation, and contingencies. Actual results could differ from those estimates.

Share-Based Compensation

Share-based compensation is accounted for based on the requirements of ASC 718, “Compensation – Stock Compensation”, which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.  The Company recognizes compensation on a straight-line basis over the requisite service period for each award.

The Company accounts for non-employee stock-based awards in accordance with the measurement and recognition criteria under ASC Topic 505-50, “Equity – Based Payments to Non-Employees”. Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the measurement date.  Measurement date is the date at which the equity share price and other pertinent factors, such as expected volatility, that enters into measurement of the total recognized amount of compensation cost for an award of share-based payments are fixed. The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date. Based on the Company’s limited historical operations and lack of current prospects, management has elected to value all share issuances at par value in these financial statements.

Income Taxes

Income Taxes The Company accounts for income taxes pursuant to FASB ASC 740-Income Taxes, which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. The Company provides for deferred taxes on temporary differences between the financial statements and tax basis of assets using the enacted tax rates that are expected to apply to taxable income when the temporary differences are expected to reverse.

FASB ASC 740 establishes a more-likely-than-not threshold for recognizing the benefits of tax return positions in the financial statements. Also, the statement implements a process for measuring those tax positions that meet the recognition threshold of being ultimately sustained upon examination by the taxing authorities. There are no uncertain tax positions taken by the Company on its tax returns. The Company files tax returns in the U.S. and states in which it has operations and is subject to taxation. Tax years subsequent to 2008 remain open to examination by U.S. federal and state tax jurisdictions.

Subsequent Event

The Company follows the guidance in ASC 855-10-50 for the disclosure of subsequent events. The Company evaluates subsequent events from the date of the balance sheet through the date when the financial statements are issued. Pursuant to ASU 2010- 09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them with the SEC on the EDGAR system.

Business Combinations

The Company follows the guidance of FASB ASC 805, Business Combinations that requires that the acquisition method be used for all business combinations. An acquirer is required to recognize the identifiable acquired assets, the liabilities assumed and noncontrolling interest in the acquire at the acquisition date, measured at their fair value as of that date. Additionally, FASB ASC 805-10-25-23 requires acquisition-related costs to be recognized as expenses as incurred, rather than included in the cost allocated to the acquired assets and assumed liabilities. Bud Properties LLC and Stocks Marijuana LLC were gifted by the Company’s CEO and became under control of Green Leaf Investment Fund. The transactions had no considerations, no assets and liabilities were assumed, and no costs to issue debt or equity securities should be recognized.

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Basic and Diluted Net Loss per Share

The Company computes net loss per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As of May 31, 2017 there were no common stock equivalents or options outstanding.

Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established any source of revenue to cover its operating costs. These conditions raise substantial doubt about the company’s ability to continue as a going concern Company will engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured. The Company will offer noncash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

NOTE 4 - EQUITY

The Company has never issues shares for cash and the stock does not trade on a public market. Accordingly, there is no basis for the determination of a fair value for the shares other than enterprise value. Based on the Company’s limited historical operations and lack of current prospects, management has elected to value all share issuances at par value in these financial statements.

Preferred Stock

On May 10, 2015, the Company issued 2,000,000 of its $.0001 par value preferred stock to its founding shareholder. The preferred has a 20:1 voting right compared to common stock.

On October 18, 2016, the company issued 500,000 of its $.0001 par value preferred stock to its new Chief Financial Officer, John Prettitore. The preferred has a 20:1 voting right compared to common stock.

On October 18, 2016, the company issued 500,000 of its $.0001 par value preferred stock to its new Chief Operating Officer, Patrick O’Donnell. The preferred has a 20:1 voting right compared to common stock.

Common Stock

On May 10, 2015, the Company issued 62,500,000 shares of its $.0001 par value common stock to its CEO.

On June 13, 2015, the Company issued 2,000,000 restricted shares of its $.0001 par value common stock to ETN Services, LLC.

On August 29, 2016, the Company issued 1,000,000 restricted shares of its $.0001 par value common stock to Stonebridge Advisors, LLC.

On February 23, 2017, the authorized common stock was reduced from 500,000,000 shares to 200,000,000.

On February 27, 2017 Douglas DiSanti, our CEO, retired 55,500,000 of his 62,500,000 shares.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company issued 62,500,000 shares of restricted common stock and 2,000,000 of its preferred stock on May 10, 2015, each at par value of .0001 to its founding shareholder who is also the CEO of the Company. On February 27, 2017 Douglas DiSanti our CEO retired 55,500,000 of his 62,500,000 shares that were issued to him on May 10, 2015. Mr. DiSanti, our CEO now owns 7,000,000 shares of its $.0001 par value of common stock. The shares were returned to the company’s transfer agent on February 27, 2017. The founder has also contributed $57,866 in expenses paid on behalf of the Company until there is a corporate cash account. On October 18, 2016, the company issued 500,000 shares, respectively to each of John Prettitore and Patrick O’Donnell to secure their services as Chief Financial Officer and Chief Operating Officer.

NOTE 6 - INCOME TAXES

The Company operates in the United States; accordingly, federal and state income taxes have been provided based upon the tax laws and rates of the U.S. The Company files its tax returns on a calendar year basis. The Company has incurred losses since inception and, accordingly has a net operating loss carry forward as of May 31, 2017, of approximately $65,000. This loss carries forward expires according to the following schedule:

Year Ending December 31,	Amount
2035	7,066
2036	31,552
2037	26,382
Total	$65,000

The income tax provision differs from the amount of income tax determined by applying the federal income tax rate to pre- tax income from continuing operations for the years ended May 31, 2017 and 2016, due to the following:

Description	2016	2015
Tax provision at expected tax rate	$(22,456)	$(3,651)
Application of valuation allowance	22,456	3,651
Income tax provision	$-	$-

Deferred tax assets at May 31, 2017 are comprised of net operating loss carry forwards. The amounts for tax purposes could vary from those disclosed above as the Company has not addressed the differences in valuation of share-based compensation for tax purposes.

Tax years 2015-2016; remain subject to examination by the IRS and respective states.

NOTE 7 – BUSINESS COMBINATION

On November 9, 2016, the Company, Green Leaf Investment Fund, Inc., formally known as “Weed Real Estate, Inc.” acquired 100% of the membership interest of both Bud Properties LLC and Stocks Marijuana LLC. Both entities are now wholly owned subsidiaries. These entities are both Florida Limited Liability Companies. The ownership interest of the entities was gifted to the Company by the Company’s Chief Executive Officer, Douglas DiSanti. Douglas DiSanti previously controlled 100% interest in both entities. The combination had no considerations and financial effect as at the time of the merger, Bud Properties LLC and Stocks Marijuana LLC had no assets and liabilities as well as operations.

NOTE 8 - SUBSEQUENT EVENTS

The Company has evaluated the events subsequent to the balance sheet date through the date these financial statements were available to be released and determined that no other material events have taken place.

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Index to Exhibits

Exhibit No.	Description

1A-2A	Certificate of Incorporation, as filed with the Nevada Secretary of State on May 5, 2015 *
1A-2B	By-laws *

 *Filed as an exhibit to our Offering Statement (1-A) on March 14, 2016.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Green Leaf Investment Fund, Inc.

Date:	August 31, 2017	By:	/s/ Douglas DiSanti
Douglas DiSanti, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas DiSanti	Chief Executive Officer	August 31, 2017
Douglas DiSanti	(Principal Executive Officer)

/s/ John Prettitore	Chief Financial Officer	August 31, 2017
John Prettitore	(Principal Financial Officer)